Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tilly's Inc.
Irvine, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-181148 and 333-198676) of Tilly's Inc. of our report dated on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements which appears in the Form 10-K of Tilly’s, Inc. for the year ended January 30, 2016.

/s/ BDO USA, LLP
Costa Mesa, California
March 30, 2016